     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 28, 1997


                                             REGISTRATION NO. 333-21941


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                               AMENDMENT NO. 2 TO

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                          CONNECTIVE THERAPEUTICS, INC.
             (Exact name of Registrant as specified in its charter)

            DELAWARE                                            94-3173928
 (State or other jurisdiction of                             (I.R.S. Employer
 incorporation or organization)                           Identification Number)

                           3400 WEST BAYSHORE ROAD
                             PALO ALTO, CA 94303
                                (415) 843-2800
       (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

                                Thomas G. Wiggans
                      President and Chief Executive Officer
                          CONNECTIVE THERAPEUTICS, INC.
                             3400 West Bayshore Road
                               Palo Alto, CA 94303
                                 (415) 843-2800
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                    COPY TO:
                                 Joshua L. Green
                                Venture Law Group
                           A Professional Corporation
                               2800 Sand Hill Road
                          Menlo Park, California 94025
                                 (415) 854-4488

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:

AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.

   If the only securities being registered on this Form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box. _

   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. _

   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. _

   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. _

                              CALCULATION OF REGISTRATION FEE
=================================================================================================
      Title of Shares                      Proposed Maximum  Proposed Maximum
       of Securities        Amount to be   Offering Price       Aggregate           Amount of
     to be Registered        Registered     Per Share         Offering Price     Registration Fee
-------------------------------------------------------------------------------------------------
Common Stock,
  $.001 par value per share  972,224 shs      $6.625(1)         $6,440,984           $1,952
Common Stock,
  $.001 par value per share,
  issuable upon exercise of
  a Warrant                  250,000(2)       $7.375(3)         $1,843,750           $  559
=================================================================================================


(1) Estimated solely for the purpose of computing the amount of the registration fee based on the average of the high and low prices of the Common Stock as reported on the Nasdaq National Market on February 11, 1997 pursuant to Rule 457(c).

(2) Represents the number of shares currently issuable upon the exercise of a Warrant.
(3) Estimated solely for the purpose of computing the amount of the registration fee based on the average of the high and low prices of the Common Stock as reported on the Nasdaq National Market on April 8, 1997 pursuant to Rule 457(c).


     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.





                        CONNECTIVE THERAPEUTICS, INC.


                                1,222,224 SHARES


                                 COMMON STOCK


      THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" ON PAGE 6 OF THIS PROSPECTUS FOR A DISCUSSION OF MATERIAL RISKS THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS IN CONNECTION WITH THE PURCHASE OF THE SECURITIES OFFERED HEREBY.


      All references herein to "Connective," "Connective Therapeutics," or the "Company" mean Connective Therapeutics, Inc. unless otherwise indicated by the context.


      The 1,222,224 shares of Connective Common Stock, $0.001 par value, covered by this Prospectus (the "Shares") are offered for the account of several stockholders of Connective (the "Selling Stockholders"). 972,224 of the Shares were issued to certain of the Selling Stockholders in connection with a private placement of Connective Common Stock on December 4, 1996 (the "Private Placement"), and 250,000 of the Shares are issuable upon the exercise of a warrant dated January 2, 1997 (the "Warrant") issued pursuant to a Structured Equity Line Flexible Financing Agreement of the same date (the "Equity Line Agreement"). The Warrant is exercisable, in whole or in part, at any time up to January 2, 2002 at an exercise price of $8.25 per share. For additional information concerning the Private Placement and the Equity Line Agreement, see "Issuance of Common Stock to Selling Stockholders." The Selling Stockholders may sell the Shares from time to time on the over-the-counter market in regular brokerage transactions, in transactions directly with market makers or in certain privately negotiated transactions. See "Plan of Distribution." The Company will not receive any proceeds from the sale of the Shares by the Selling Stockholders.



      The Selling Stockholders may be deemed to be an "Underwriter," as such term is defined in the Securities Act of 1933, as amended (the "Securities Act").


      On April 25, 1997, the last sale price of the Company's Common Stock on the Nasdaq National Market was $7.75 per share.


 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
      EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
          SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
              COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF
                  THIS PROSPECTUS. ANY REPRESENTATION TO THE
                       CONTRARY IS A CRIMINAL OFFENSE.

================================================================================

                                               Underwriting       Proceeds to
                              Price to        Discounts and    Selling Stockholders
                               Public         Commissions(1)
----------------------------------------------------------------------------------
Per Share............      See Text Above     See Text Above     See Text Above
Total................
----------------------------------------------------------------------------------


(1) All expenses of registration of the Shares, estimated to be approximately $28,000 shall be borne by the Company. Selling commissions, brokerage fees, any applicable stock transfer taxes and any fees and disbursements of counsel to the Selling Stockholders are payable by the Selling Stockholders.



                 The date of this Prospectus is April 28, 1997

      No person is authorized in connection with any offering made hereby to give any information or to make any representation not contained in or incorporated by reference in this Prospectus, and, if given or made, such information or representation must not be relied upon as having been authorized by the Company or the Selling Stockholders or any of their respective agents. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the shares of Common Stock offered hereby, nor does it constitute an offer to sell or a solicitation of an offer to buy any of the shares offered hereby by an person or to any person in any jurisdiction in which it is unlawful to make such an offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create any implication that the information contained herein is correct as of any time subsequent to the date hereof.


                            AVAILABLE INFORMATION

      The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and in accordance therewith files proxy statements, reports and other information with the Securities and Exchange Commission (the "Commission"). This filed material can be inspected and copied at regional offices of the Commission located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and 7 World Trade Center, Suite 1300, New York, New York 10048; and at the Public Reference Office of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Commission also maintains a World Wide Web site on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding Connective and other companies that file electronically with the Commission.

      The Company's Common Stock is quoted on the Nasdaq National Market under the symbol "CNCT." Reports, proxy and information statements and other information about the Company may be inspected at the Nasdaq National Market, 1735 K Street, N.W., Washington, DC 20006-1506.


                    INFORMATION INCORPORATED BY REFERENCE

      The following documents filed by the Company with the Commission are incorporated by reference in this Prospectus:


      1. The Company's Registration Statement on Form S-1, as amended, declared effective by the Commission on January 31, 1996. (File No. 33-80261).



      2. The Company's Current Report on Form 8-K filed January 15, 1997, as amended (File No. 0-27406).



      3. The Company's Current Report on Form 8-K filed January 16, 1997 (File No. 0-27406).



      4. The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996, and all amendments thereto (File No. 0-27406).

      5. The description of the Company's Common Stock set forth in the Company's Registration Statement on Form 8-A filed with the Commission on December 8, 1995, including any amendment thereto or report filed for the purpose of updating such description.


      All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the Common Stock offered hereby shall be deemed to be incorporated by reference in this Prospectus. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated by reference herein) modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part hereof, except as so modified or superseded.

      The Company will furnish without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, on the written or oral request of such person, a copy of any or all of the documents incorporated by reference, other than exhibits to such documents. Requests should be directed to Cynthia Butitta, Connective Therapeutics, Inc., 3400 West Bayshore Road, Palo Alto, CA 94303, telephone: (415) 843-2800.

      The "C with interlocking hemisphere" logo (used alone and with the Company's name), "Connective", "ConXn" and "Ridaura(R)" are trademarks of the Company. All other tradenames and trademarks appearing in this Prospectus are the property of their respective holders.

                                   THE COMPANY


      Connective Therapeutics, Inc. ("Connective" or the "Company") is focused on the development of therapeutics to address serious diseases involving the connective tissues of the body. Connective tissues are components of the body that form structural or binding elements such as skin, ligaments and lining of organs, and form the three-dimensional structure that allows cells to function normally. The indications or conditions initially addressed by the Company include atopic dermatitis, keloids, scleroderma, multiple sclerosis, rheumatoid arthritis, and psoriasis. Patients suffering from these conditions experience a variety of chronic problems depending on the particular condition, including excessive uncontrollable itching, extensive rashes and lesions, hardening of the skin and internal organs, severe scarring and lack of mobility. The most severe of these diseases cause painful disfigurement, disability and, in certain cases, death. The Company estimates that over five million Americans suffer from its targeted diseases in their various forms, with over five billion dollars spent annually on treatments that are mostly palliative in nature. Although individually these diseases have been the subject of various independent research programs, no concentrated effort has been aimed at developing this market segment as a whole, representing significant and currently underserved market opportunities. The Company has three products in clinical trials addressing these disease indications: gamma interferon (1b) ("gamma interferon"), ConXn(TM) (recombinant human relaxin H2) ("relaxin") and T cell receptor V beta peptide therapeutic vaccines ("TCR Vaccines"). In addition, in 1996, Connective acquired exclusive license rights to betamethasone mousse ("Betamousse(TM)") in North America, for which a Phase III clinical trial commenced in April 1997, and also acquired the exclusive U.S. and Canadian rights to Ridaura(R) (auranofin), a disease modifying antirheumatic drug, from SmithKline Beecham Corporation, which is currently distributing the product on the Company's behalf.



      In March 1997, the Company's Board of Directors approved a change in the Company's name to "Connetics Corporation," subject to approval by the Company's stockholders at its annual meeting on May 14, 1997.


      Gamma Interferon. Gamma interferon is one of a family of proteins involved in the regulation of the immune system and has been shown to inhibit the production of collagen, the primary component of connective tissue. Gamma interferon is approved by the U.S. Food and Drug Administration (the "FDA") and marketed by Genentech, Inc. ("Genentech") for a serious immune disease outside of the Company's therapeutic focus. The Company is developing gamma interferon for the treatment of atopic dermatitis, an inflammatory skin disease that is primarily characterized by uncontrollable itching, rashes and lesions. In its severe form, it afflicts more than 100,000 individuals and can result in significant quality of life impairment and hospitalization. Results from a Phase I pilot study involving 22 patients and an 83 patient Phase II placebo-controlled study conducted by Genentech indicated significant overall reduction in the severity of atopic dermatitis using gamma interferon, with no evidence of significant toxicity. In addition, the Company is developing gamma interferon for the treatment of keloids, which are unsightly, painful, elevated scars resulting from collagen overproduction. Earlier trials using gamma interferon in the treatment of keloids have shown clinically significant responses in reducing the size and/or incidence of recurrence of treated keloids. Based on these studies, the Company has commenced a Phase III clinical trial for gamma interferon for the treatment of atopic dermatitis and a Phase II clinical trial for the treatment of keloids.

      Relaxin. Relaxin is a naturally occurring protein that promotes remodeling of connective tissues. The Company is developing relaxin for the treatment of scleroderma, as well as other connective tissue diseases. Scleroderma, a disorder characterized by thickening and hardening of the skin and internal organs, generally afflicts women in their child-bearing years. Scleroderma can cause extensive quality of life impairment, making it impossible for afflicted patients to participate in daily functions. This disease affects over 300,000 individuals and, in its severe form, has a five year mortality rate of 50%-70%. Research by two of the Company's founders and their colleagues has shown that relaxin can inhibit excessive connective tissue formation and promote connective tissue remodeling. Results from several clinical trials in individuals with scleroderma, including a 30 patient Company sponsored Phase I clinical trial, indicate that continuous administration of relaxin was well tolerated, without any serious drug-related adverse effects. The Company has completed enrollment in a Phase II clinical trial for use of relaxin in patients with scleroderma. The Company has also conducted a preclinical animal study that demonstrated relaxin's potential ability to inhibit pulmonary (lung) fibrosis.

      TCR Vaccines. The Company is developing TCR Vaccines for the treatment of autoimmune diseases. Connective has two TCR Vaccines product programs in development for rheumatoid arthritis and multiple sclerosis. These diseases collectively disable over two million people nationwide, with combined annual treatment costs exceeding two billion dollars in 1994. Results from a physician sponsored Phase I trial involving 11 patients and a Phase I/II clinical trial involving 23 patients with chronic progressive multiple sclerosis suggest that a number of patients achieved the desired immune response to the vaccine, that the vaccine was well tolerated and that patients who had the desired immune response experienced a stabilization of disease without side effects during one year of therapy. In January 1997, the Company initiated a Phase I/II clinical trial for the use of TCR Vaccines in multiple sclerosis and also intends to initiate in 1997 a pilot clinical study in the use of TCR Vaccines for the treatment of rheumatoid arthritis.


      Betamousse. In June 1996, the Company signed an agreement with Soltec Research PTY Ltd. which granted Connective an exclusive license to develop and market Betamousse (a foam mousse formulation of the dermatologic drug, betamethasone valerate) in North America. The product has been approved in the United Kingdom and is being marketed by Evans Medical Ltd. In April 1997, Connective commenced Phase III clinical trials for Betamousse.



      Ridaura. On December 31, 1996, the Company acquired the exclusive U.S. and Canadian rights to Ridaura(R) (auranofin), a disease modifying antirheumatic drug, from SmithKline Beecham Corporation and related entities ("SmithKline"). Ridaura is an established therapy for rheumatoid arthritis, an autoimmune disease that afflicts one to two percent of adult Americans (approximately three million people), mostly women. Under its agreement with SmithKline, the Company acquired all rights, title and interest to SmithKline's U.S. and Canadian intellectual property rights for Ridaura, along with related assets such as customer lists, contracts, product files and unfilled customer orders. Although the primary patents for Ridaura expired in 1989 and 1992, the Company intends to use the other valuable intellectual property rights and assets acquired to market the product in the U.S. and Canada. Ridaura is currently being distributed by SmithKline on behalf of the Company. Connective expects to begin marketing Ridaura through in its own sales force by mid-1997. Through agreements with SmithKline, customer orders and distribution for the product will continue to be managed by SmithKline through 1997 and SmithKline will manufacture and supply Ridaura (in final finished package form) to the Company for an initial term of five years.


      The Company's strategy is to: (i) focus on the treatment of serious and chronic diseases involving connective tissues caused by inflammation, abnormal remodeling and autoimmune disorders, (ii) target its commercial activities at rheumatologists and dermatologists, which can be effectively served by focused and specialized marketing, (iii) expand its existing product portfolio and pursue early commercialization opportunities by in-licensing other therapeutically related products in late stage clinical development or commercialization, (iv) leverage its platform technologies and products by pursuing multiple disease indications, (v) utilize corporate partnerships to pursue new business opportunities and overseas licensing of the Company's products in development and (vi) minimize drug discovery and manufacturing costs and capital requirements.

      The Company's principal executive offices are located at 3400 West Bayshore Road, Palo Alto, CA 94303, and its telephone number at that location is
(415) 843-2800.

                                 RISK FACTORS

      This Prospectus (including the documents incorporated by reference herein) contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including, without limitation, statements regarding the Company's expectations, beliefs, intentions or future strategies. All forward looking statements included in this document are based on information available to the Company on the date hereof, and the Company assumes no obligation to update any such forward looking statements. Actual results could differ materially from those projected in the forward-looking statements as a result of the risk factors set forth below and in the documents incorporated by reference herein. In evaluating the Company's business, prospective investors should carefully consider the following risk factors in addition to the other information set forth herein or incorporated herein by reference.

DEVELOPMENT STAGE COMPANY; UNCERTAINTY OF PRODUCT DEVELOPMENT AND MARKET ACCEPTANCE

      Since its inception and through its acquisition of Ridaura in December 1996, Connective has been a development stage company. Except for Ridaura, all of the Company's products are in clinical or preclinical development, and no revenues had been generated from products until December 1996, when the Company recognized $428,000 in December product revenues from Ridaura. To date, the Company's resources have been primarily dedicated to the research and development of products that the Company has in-licensed from Genentech and others. Although the Company believes it has the expertise to develop and commercialize such products, any or all of the Company's products may fail to be effective or prove to have undesirable and unintended side effects or other characteristics that may prevent their development or regulatory approval, or limit their commercial use. There can be no assurance that the Company, or its collaborative partners, will be permitted to undertake human clinical trials for any of their development products not currently in clinical trials or, if permitted, that such products will be demonstrated to be safe and effective. In addition, there can be no assurance that any of the Company's products under development will obtain approval from the FDA or equivalent foreign authorities for any indication or that an approved compound will be capable of being produced in commercial quantities at reasonable costs and successfully marketed. Products, if any, resulting from the Company's research and development programs are not expected to be commercially available for several years. Even if such products become commercially available, there can be no assurance that the Company will be able to gain satisfactory market acceptance for such products.

MANAGEMENT OF RIDAURA ACQUISITION; UNCERTAINTY OF FUTURE RIDAURA REVENUES


      The Company's success will depend in part on its ability to manage its recent acquisition of the exclusive U.S. and Canadian rights to Ridaura. Although SmithKline is continuing to manage certain sales and distribution operations through 1997, the Company will be required to recruit a substantial number of qualified employees to market, sell and distribute Ridaura. If the Company is unable to hire a sufficient number of employees with the appropriate levels of experience to build these departments, or if the Company is unable to effectively manage the integration of its rights to Ridaura into the Company's product line, the Company's business, financial condition and results of operations could be materially and adversely affected. In addition, while the Company believes in the potential of Ridaura, there can be no assurance that the Company's Ridaura revenues will equal or exceed those achieved by SmithKline over the last several years. If the Company is not able to market and sell Ridaura successfully, the Company's business, financial condition and results of operations could be materially and adversely affected. Furthermore, the primary patents for Ridaura expired in 1989 and 1992; therefore, the Company will be unable to assert patent infringement claims against a third party marketing the same product under a different trade name, which could have a material adverse effect on the Company's business, financial condition, and results of operations.

LIMITED OPERATING HISTORY; HISTORY OF LOSSES; UNCERTAINTY OF FUTURE
PROFITABILITY

      Due to its limited operating history, the Company is subject to the uncertainties and risks associated with any new business. Having no commercialized products until the recent Ridaura acquisition, the Company has experienced operating losses every year since its incorporation. Net losses for the fiscal years ended December 31, 1996 and 1995 were $18.5 million and $10.4 million, respectively, and the Company had an accumulated deficit of $37.8 million at December 31, 1996. The Company expects to incur increasing operating losses for at least the next several years. The amount of net losses and the time required by the Company to reach profitability are uncertain. There can be no assurance that the Company will ever be able to generate revenue from its products now under development or achieve profitability on a sustained basis.

POTENTIAL FLUCTUATIONS IN OPERATING RESULTS

      The Company had no revenues from products from its inception until December 1996, when it recognized $428,000 in December product revenues from Ridaura. As Ridaura revenues continue, there can be no assurance that growth in Ridaura revenues will be achieved or that the Company will ever be profitable on a quarterly or annual basis in the future. As noted above, the Company expects to incur quarterly and annual operating losses for at least the next several years. The Company's quarterly and annual operating results may fluctuate significantly in the future depending on such factors as the timing and shipment of significant Ridaura orders, if any, changes in pricing policies by the Company and its competitors, the timing and market acceptance of any new products introduced by the Company, the mix of distribution channels through which Ridaura and other products (if any) are sold, and the Company's inability to obtain sufficient supplies for its products. In response to competitive pressures or new product introductions, the Company may take certain pricing or other actions that could materially and adversely affect the Company's operating results.


FUTURE CAPITAL REQUIREMENTS AND UNCERTAINTY OF FUTURE FUNDING; DILUTIVE AND OTHER EFFECTS OF EQUITY LINE AGREEMENT



      The Company expects that its current cash and cash equivalents and short-term investments, will be sufficient to fund the Company's operations through 1997. In addition, the development of the Company's products will require the commitment of substantial resources to conduct the time-consuming research and development, clinical studies and regulatory activities necessary to bring any potential medical product to market and to establish production, marketing and sales capabilities. The Company may need to raise substantial additional funds for these purposes. The Company may seek such additional funding through collaborative arrangements and through public or private financings, including equity financings. Any additional equity financing, if available, may be dilutive to stockholders and any debt financing, if available, may restrict the Company's ability to pay dividends on its capital stock or the manner in which the Company conducts its business. Under the terms of the Equity Line Agreement, the Company has secured an equity line that allows the Company to raise up to $25 million from a certain institutional investor over a three-year period beginning on or before December 1, 1997. Other than this equity line, however, the Company currently has no commitments for any additional financings and there can be no assurance that any such financings will be available to the Company or that adequate funds for the Company's operations, whether from financial markets, collaborative or other arrangements with corporate partners or from other sources, will be available when needed or on terms attractive to the Company. The inability to obtain sufficient funds may require the Company to delay, scale back or eliminate some or all of its research and product development programs, to limit the marketing of its products or to license third parties the rights to commercialize products or technologies that the Company would otherwise seek to develop and market itself.



      While the equity line arrangement discussed above will help provide the Company with additional future financing, the sale of shares thereunder will have a dilutive impact on other stockholders of the Company. As a result, the Company net income (loss) per share could be materially decreased (increased) in future periods, and the market price of the Company's Common Stock could be materially and adversely affected. In addition, the shares to be issued under the Equity Line Agreement will be issued at a discount (of up to 15%) to the then-prevailing market price of the Company's Common Stock. These discounted sales could have an immediate adverse effect on the market price of the Company's Common Stock. The Company also has an obligation to register the shares to be issued under the equity line before the start of the commitment period; therefore, the shares sold under the Equity Line Agreement will generally be eligible for immediate resale, which could further adversely affect the Company's stock price. Finally, the equity line arrangement will not be available to the Company if its trading price falls below $7.00 per share and certain other pricing conditions are not met, which could require the Company to seek funds from other sources (with the attendant risk factors set forth in the preceding paragraph).



      As a commitment fee to the equity line investor, the Company has issued a five-year warrant exercisable for 250,000 shares of Common Stock at an exercise price of $8.25 per share (the "Warrant"). The shares issuable upon exercise of the Warrant are being offered for resale by this Prospectus. On each of the first, second, and third anniversaries of the beginning of the equity line commitment period, the Company will issue the equity line investor an additional five-year warrant exercisable for a number of shares based on the amount of the equity line unused by the Company in the preceding year (up to a maximum of $25,000 warrant shares if the Company has not drawn any amount under the equity line during the year and decreasing to zero to the extent the Company has drawn down up to $8.33 million during the year). The Company is obligated to file a registration statement covering the resale of the shares issuable upon the exercise of such additional warrants. The issuance and exercise of any such additional warrants would have a dilutive effect on the Company's stockholders and could have an adverse effect on the Company's stock price, as could the resale of the shares acquired thereunder.


POSSIBLE FUTURE PRODUCT ACQUISITIONS

      A significant part of the Company's overall strategy is to in-license or acquire additional marketed or late stage development products in its targeted therapeutic areas. The 1996 acquisitions of rights to Betamousse and Ridaura reflect this strategy. Future product acquisitions, if any, may require substantial additional funds (i) for the initial acquisition of rights to these products and (ii) for the steps necessary to obtain FDA approval for the product and to market, sell and distribute the products successfully. A portion of the funds needed to acquire, develop and market any new products may come from the Company's existing cash and short-term investments; in such case, fewer resources will be available to the Company's current products and clinical programs, which could have a material adverse effect on the Company's business, financial conditions and results of operations. Alternatively, the Company may seek to raise substantial additional funds for new product acquisitions. As discussed above under "Future Capital Requirements and Uncertainty of Future Funding," the Company may seek such additional funding through collaborative arrangements and through public or private financings, including equity financings. Any additional equity financing, if available, may be dilutive to stockholders and any debt financing, if available, may restrict the Company's ability to pay dividends on its capital stock or the manner in which the Company conducts business. In addition, any acquisition of rights to additional products that are not presently approved by the FDA will require the commitment of substantial resources to conduct the research development, clinical studies and regulatory activities necessary to bring such potential product to market.
If the newly-acquired product is already approved for sale, the Company will likely be assuming the marketing, sale and distribution of such product, which may require the Company to recruit a substantial number of qualified employees to perform these functions. If the Company is unable to hire a sufficient number of employees with the appropriate levels of experience, or if the Company is unable to effectively manage the integration of any newly-acquired products into the Company's product line, the Company's business, financial condition and results of operations could be materially and adversely affected. Finally, any newly-acquired products may not achieve the marketing or therapeutic success expected of it by the Company, industry analysts or other at the time of acquisition.

UNPREDICTABILITY OF, AND LIMITED EXPERIENCE IN, CONDUCTING PRECLINICAL AND CLINICAL TRIALS


      Although the Company's officers and employees have significant prior experience in conducting clinical trials, the Company itself has completed only one clinical trial to date, a Phase I/II clinical trial of relaxin for scleroderma. In 1996, the Company commenced a Phase III clinical trial of gamma interferon for the treatment of atopic dermatitis, a Phase II clinical trial of gamma interferon for the treatment of keloids, a Phase II clinical trial of relaxin for the treatment of scleroderma, and a Phase I/II clinical trial of TCR Vaccines for the treatment of multiple sclerosis. In addition, the Company initiated in April 1997 a Phase III comparison trial of Betamousse for the treatment of scalp psoriasis and plans to initiate in 1997 a pilot study of TCR Vaccines for rheumatoid arthritis. There can be no assurance that the Company will be able to successfully complete its ongoing clinical trials or commence the study currently planned for 1997. In addition, there can be no assurance that the Company will meet its development schedule for any of its products in development. If the Company were unable to commence clinical trials as planned, complete the clinical trials or demonstrate the safety and efficacy of its products, the Company's business, financial condition and results of operations would be materially and adversely affected. There can be no assurance that if a product from the Company's research and development programs or any other therapeutic product is successfully developed according to plans, it will be approved by the FDA on a timely basis or at all.


      In addition, because the Company will, in a number of cases, rely on its contractual rights to access data collected by others in phases of its clinical trials, the Company is dependent on the continued satisfaction by such parties' of their contractual obligations to provide such access and cooperate with the Company in the execution of successful filings with the FDA. There can be no assurance that the FDA will permit such reliance. If the Company were unable to rely on clinical data collected by others, the Company may be required to repeat clinical trials, which could significantly delay commercialization, and require significantly greater capital.

      Before obtaining regulatory approvals for the commercial sale of any of its products under development, the Company must demonstrate through preclinical studies and clinical trials that the product is safe and efficacious for use in the target indication for which approval is sought. The results from preclinical studies and early clinical trials may not be predictive of results that will be obtained in later-stage testing and there can be no assurance that the Company's future clinical trials will demonstrate the safety and efficacy of any products or will result in approval to market products. A number of companies in the biotechnology industry have suffered significant setbacks in advanced clinical trials, even after promising results in earlier trials.

      The rate of completion of the Company's clinical trials is dependent upon, among other factors, the rate of patient enrollment. Patient enrollment is a function of many factors, including the size of the patient population, the nature of the protocol, the proximity of patients to clinical sites and the eligibility criteria for the study. Delays in planned patient enrollment may result in increased costs and delays, which could have a material adverse effect on the Company.

UNCERTAINTIES OF REGULATORY APPROVAL; GOVERNMENT REGULATION

      The production and marketing of the Company's products and its ongoing research and development activities are subject to regulation by numerous governmental authorities in the United States and other countries. Prior to marketing, any drug developed by the Company must undertake rigorous preclinical and clinical testing and an extensive regulatory approval process mandated by the FDA and equivalent foreign authorities. These processes can take a number of years and require the expenditure of substantial resources. The Company is also subject to regulations under the food and drug statutes and regulations of the State of California.

      Obtaining such approvals and completing such testing is a costly and time-consuming process and approval may not be ultimately obtained. The length of the FDA review period varies considerably as does the amount of preclinical and clinical data required to demonstrate the safety and efficacy of a specific product. The Company may also decide to replace the compounds in testing with modified or optimized compounds, thus extending the testing process. In addition, delays or rejections may be encountered based upon changes in FDA policy during the period of product development and FDA regulatory review of each submitted new drug application or product license application. Similar delays may also be encountered in other countries. There can be no assurance that even after such time and expenditures, regulatory approval will be obtained for any products developed by the Company. If regulatory approval of a product is granted, such approval may entail limitations on the indicated uses for which the product may be marketed. Further, even if such regulatory approval is obtained, the FDA will require post-marketing reporting and may require surveillance programs to monitor the usage or side effects of each drug product. A marketed product, its manufacturer and its manufacturing facilities are subject to continual review and periodic inspections, and later discovery of previously unknown problems with a product, manufacturer or facility may result in restrictions on such product or manufacturer, potentially including withdrawal of the product from the market.

      Government regulation in the United States or in foreign countries may delay marketing of the Company's potential products for years, may impose costly procedures upon the Company and may furnish a competitive advantage to larger companies that may compete with the Company. There can be no assurance that FDA or other regulatory approval for any products developed by the Company will be granted on a timely basis or at all. A delay in obtaining or a failure to obtain such approvals would adversely affect the marketing of any potential products developed by the Company and the Company's liquidity and capital resources. The FDA regulatory process is currently under substantial review by the current presidential administration and the U.S. Congress, and as a result, government regulation may become more or less restrictive in the future.

PATENTS AND PROPRIETARY RIGHTS

      The Company's success will depend in part on the ability of Connective and its licensors to obtain patent protection for the Company's products and processes, to preserve its trade secrets, and to operate without infringing the proprietary rights of third parties. The Company owns, controls or has exclusively licensed pending applications and/or issued patents worldwide relating to the technology of all three of its major programs as well as technology in the earlier stages of research.

      There has been increasing litigation in the biomedical, biotechnology and pharmaceutical industries with respect to the manufacture, use and sale of new therapeutic products that are the subject of conflicting patent rights. The validity and breadth of claims in biomedical/pharmaceutical/biotechnology patents involve complex factual and legal issues for which no consistent policy has emerged, and therefore, are highly uncertain. Moreover, the patent laws of foreign countries differ from those of the U.S. and the degree of protection, if any, afforded by foreign patents may, therefore, be different. In Europe, a third party appeal is pending from an opposition to a patent application concerning relaxin DNA; the original opposition was successfully defended by the Company's licensor. No assurance can be given that any of the Company's or its licensors' patent applications will issue as patents or that any such issued patents will provide competitive advantage to the Company or will not be successfully challenged or circumvented by its competitors. In addition, others may hold or receive patents or file patent applications that contain claims having a scope that covers products or processes made, used or sold by the Company. In the event that any claims of third-party patents are upheld as valid and enforceable with respect to a product or process made, used or sold by the Company, the Company could be prevented from practicing the subject matter claimed in such patents or could be required to obtain licenses or redesign its products or processes to avoid infringement and could be liable to pay damages. There can be no assurance that such licenses would be available or, if available, would be on commercially reasonable terms, or that the Company would be successful in any attempt to redesign its products or processes to avoid infringement.


      The Company has become aware that third parties have obtained patents relating to TCR Vaccines technology, including a U.S. patent issued to Immune Response Corporation on March 18, 1997. With regard to such patents as are known to the Company and its patent counsel, the Company believes such patents' claims would be found either invalid or not infringed if asserted against the proposed TCR Vaccines. The Company is also aware of other pending third party patent applications which, if issued, might be asserted against the Company's TCR Vaccines and products or processes as planned to be made, used or sold by the Company. If such patents were successfully asserted, the Company could be required to obtain licenses or redesign its TCR Vaccines products or processes to avoid infringement and could be liable to pay damages, or could be prevented from commercializing TCR Vaccines. There can be no assurance that such licenses would be available or, if available, would be on commercially reasonable terms, or that the Company would be successful in any attempt to redesign its products or processes to avoid infringement. Even if the Company's patent counsel render advice that the Company's products and processes do not infringe any valid claim under third party patents relating to the TCR Vaccines technology, neither they nor the Company can assure that no third party will commence litigation to enforce such patents, or that the Company will not incur substantial expenses or that it will prevail in any patent litigation. Moreover, patent applications in the U.S. are maintained in secrecy until issue, and publication of discoveries in the scientific or patent literature often lag behind actual discoveries, so the Company cannot be certain that it is aware of all potentially relevant pending applications and it is not possible to predict with any certainty the scope of claims that could issue from such a third party's pending application. The Company anticipates that an interference will be declared between one or more of its TCR Peptide technology patent applications and those of one or more of its competitors including the above-referenced patent to Immune Response Corporation to determine priority of invention, which could result in substantial cost to the Company even if the eventual outcome is favorable. It is not possible to know in advance the invention dates that such other parties may be able to prove, so the Company cannot know whether its or its licensors' inventors are the first for inventions covered by their pending patent applications or that it or its licensors were the first to file patent applications for such inventions. A judgment adverse to the Company in any such patent interference, litigation or other proceeding could materially adversely affect the Company's business, financial condition and results of operation, and its expense may be substantial whether or not the Company is successful.


      Connective also relies on trade secrets and proprietary know-how. The Company requires its employees, consultants and advisors to execute a confidentiality agreement providing that all proprietary information developed or made known to the individual during the course of the relationship will be kept confidential and not used or disclosed to third parties except in specified circumstances. The agreements also provide that all inventions conceived by an employee (or consultant or advisor to the extent appropriate for the services provided) during the course of the relationship shall be the exclusive property of the Company, other than inventions unrelated to the Company and developed entirely on the individual's own time. There can be no assurance, however, that these agreements will provide meaningful protection or adequate remedies for misappropriation of the Company's trade secrets in the event of unauthorized use or disclosure of such information.

DEPENDENCE ON CONTRACT MANUFACTURERS AND SUPPLIERS

      The Company currently has no manufacturing facilities for clinical or commercial production of any of its products, nor does the Company intend to develop such capabilities in the near future. The Company's products for research and preclinical testing have been supplied by collaborators and contract manufacturing companies. Gamma interferon is manufactured by Genentech in an FDA-licensed manufacturing facility. Relaxin is manufactured for Connective under contract with four outside vendors: BASF Bioresearch Corp. for fermentation, Scios, Inc. for purification, Chesapeake Biological Laboratory for filling and Tektagen, Inc. for testing. The Company is in discussions with manufacturers who can supply Relaxin and TCR Vaccines for clinical and commercial uses. Ridaura is manufactured by SmithKline (in final finished package form) under an agreement with an initial term through December 2001. Betamousse is manufactured for Connective by CCL Pharmaceuticals. If the Company is unable to contract for manufacturing capabilities on acceptable terms, the Company's ability to conduct preclinical and human clinical testing will be adversely affected, resulting in the delay of submission of products for regulatory approval and initiation of new development programs, which in turn could impair materially the Company's competitive position and the possibility of the Company achieving profitability. In addition, some materials used in the Company's products may be available only from sole suppliers. Although neither the Company nor its contract manufacturers has experienced difficulty acquiring materials for the manufacture of its products for clinical trials, no assurance can be given that interruptions in supplies will not occur in the future, which could have a material adverse effect on the Company's ability to manufacture its products. There can also be no assurance that the Company will be able to manufacture any of its products on a commercial scale or at a competitive cost or in sufficient quantities. The Company currently is seeking additional clinical and commercial suppliers. There is no assurance that such suppliers will be located or that the current manufacturers of relaxin can supply sufficient clinical quantities. Failure to obtain sufficient clinical or commercial quantities of relaxin or other products at acceptable terms would have a material adverse impact on the Company's attempts to complete its clinical trials, and obtain approval for and commercialize its products.

COMPETITION AND TECHNOLOGICAL CHANGE

      Other products and therapies currently exist on the market or are under development that could compete directly with some of the products that the Company is seeking to develop and market. There can be no assurance that the Company's products, even if successfully tested and developed, will be adopted by physicians over such other products, or that the Company's products will offer an economically feasible alternative to existing modes of therapy where they exist. In addition, a number of companies are currently seeking to develop new products and therapies to address diseases involving connective tissue, the number of the Company's competitors in these markets could increase. The Company intends to compete on the basis of the effectiveness, quality and exclusivity of its products, combined with the effectiveness of its marketing and sales efforts. There can be no assurance that other products and therapies will not be developed that will either render the Company's proposed products obsolete or will have advantages outweighing those of the products and therapies that the Company is seeking to develop.

      Many of the Company's existing or potential competitors, particularly large pharmaceutical companies, have substantially greater financial, technical and human resources than the Company. In addition, many of these competitors have more collective experience than the Company in undertaking preclinical testing and human clinical trials of new pharmaceutical products and obtaining regulatory approvals for therapeutic products. Accordingly, the Company's competitors may succeed in obtaining FDA approval for products more rapidly than the Company.


POTENTIAL EFFECTS OF OFFERING ON THE COMPANY'S STOCK PRICE

      The Common Stock offered hereby represents approximately 13.5% of the Company's total outstanding Common Stock as of April 2, 1997. While the Company has the right to delay a sale of any Shares sold in the Private Placement by a Selling Stockholder for up to thirty days in the event that such sale could constitute a violation of the federal securities laws, the Company has no other ability to control the timing or volume of resales of the Shares. If all or a substantial portion of the Shares offered hereby are sold by the Selling Stockholders within a short period of time, the market price for the Company's Common Stock could be materially and adversely affected.

POTENTIAL EFFECTS OF GUARANTEE OF VALUE OF SHARES ISSUED TO SMITHKLINE

      In connection with its acquisition of U.S. and Canadian rights to Ridaura in December 1996, the Company issued 637,733 shares of Common Stock to SmithKline Beecham Properties, Inc. ("SBP"). The total value of the shares issued to SBP is required to be $9.0 million on December 31, 1997; to achieve such value, the Company may be obligated to issue additional shares to SBP on such date, or may repurchase a portion of the originally-issued shares to reduce the market value of the remaining shares to $9.0 million. In the event the Company is required to issue a substantial number of additional shares to SBP, such issuance will have a dilutive impact on the other stockholders of the Company. As a result, the Company net income (loss) per share could be materially decreased (increased) in future periods, and the market price of the Company's Common Stock could be materially and adversely affected. In addition, SBP currently owns approximately 7.0% of the Company's outstanding shares of Common Stock. An additional issuance of a substantial number of shares to SBP would increase SBP's ownership percentage and give SBP increased influence in matters requiring a stockholder vote, such as electing directors or approving a merger or sale of the Company.

      Under the rules of the Nasdaq Stock Market, in the event that a second issuance to SBP would result in SBP receiving more than 19.9% of more of the Company's outstanding Common Stock as of December 30, 1996, the Company would be required to obtain approval of the Company's stockholders for the overall issuance of shares to SBP. If such approval is not obtained by the Company, SBP has the right to receive the cash value of the required second issuance. Such a cash payment would divert the Company's available liquid resources away from the Company's operations and development programs, which could have a material adverse effect on the Company's business and its results of operations.


PRODUCT LIABILITY AND AVAILABILITY OF INSURANCE

      The Company faces an inherent business risk of exposure to product liability claims in the event that the use of its technology or potential products is alleged to have resulted in adverse effects. Such claims, even if successfully defended by the Company, could injure the Company's reputation. While the Company has taken, and intends to continue to take, what it believes are appropriate precautions to minimize exposure to product liability claims, there can be no assurance that it will avoid liability. The Company believes that it possesses product liability and general liability and certain other types of insurance customarily obtained by business organizations of its type. The Company intends to maintain insurance against product liability risks associated with the testing, manufacturing and marketing of its products. However, there can be no assurance that it will be able to obtain such insurance in the future, or that if obtained, such insurance will be sufficient. Consequently, a product liability claim or other claims with respect to uninsured liabilities or in excess of insured liabilities could have a material adverse effect on the business or financial condition of the Company.

ABSENCE OF SALES AND MARKETING EXPERIENCE

      Although the Company's officers and employees have significant previous experience in the industry, the Company itself has no history or experience in sales, marketing or distribution. As the Company begins to sell Ridaura and if it obtains government approval to commence commercial sales of any other products, the Company will be competing with established pharmaceutical and biotechnology companies with respect to marketing capabilities, an area in which the Company has no history. To market its products directly (in particular, Ridaura), the Company must either establish a marketing and sales force with technical expertise and distribution capability or obtain the assistance of a pharmaceutical company with a large distribution system and sales force. There can be no assurance that the Company will be able to establish sales and distribution capabilities or be successful in gaining market acceptance for its products. If the Company enters into co-promotion or other licensing arrangements, the Company's revenues will be subject to the payment provisions of such arrangements and dependent on the efforts of third parties, and there can be no assurance that such efforts will be successful.

DEPENDENCE ON AND NEED FOR ADDITIONAL KEY PERSONNEL

      The Company is dependent on the principal members of its scientific and management staffs (including Thomas G. Wiggans, its President and Chief Executive Officer), the loss of whose services might impede the achievement of development objectives. The Company does not maintain "key person" insurance on any of these individuals. In addition, the Company's potentially rapid growth and expansion into areas and activities requiring additional expertise, such as clinical trials, governmental approvals, manufacturing, sales and marketing, will increase burdens on the Company's management, operational and financial resources. These demands are expected to require an increase in management and scientific personnel and the development of additional expertise by existing management personnel. Recruiting and retaining management, operational personnel and qualified scientific personnel to perform research and development work in the future will be critical to the Company's success. Although the Company believes it will continue to be successful in attracting and retaining skilled and experienced management and operational and scientific personnel, there can be no assurance that the Company will be able to attract and retain such personnel on acceptable terms given the competition for such personnel among numerous pharmaceutical and biotechnology companies, universities and other institutions.

UNCERTAINTY OF PHARMACEUTICAL PRICING AND REIMBURSEMENT; HEALTH CARE REFORM AND RELATED MATTERS

      The levels of revenues and profitability of pharmaceutical companies may be affected by the continuing efforts of governmental and third party payers to contain or reduce the costs of health care through various means. In both the United States and elsewhere, sales of prescription pharmaceuticals are dependent in part on the availability of reimbursement to the consumer from third party payers, such as government, employers and private insurance plans. Third party payers are increasingly seeking to reduce the costs of medical products and services and looking for improved cost/benefit relationships from the products and services they buy. If the Company or one of its potential marketing or strategic alliance partners succeeds in bringing one or more products based upon the Company's technology to the market, there can be no assurance of market acceptance of the Company's products or that these products will be considered cost-effective and that reimbursement to the consumer will be available or will be sufficient to allow the Company or its partner to sell such products on a competitive basis. Any inability of the Company or its potential partners to sell products developed using the Company's technology or in-licensed by the Company on a competitive basis would have a material adverse effect on the Company's business.

ENVIRONMENT AND CONTROLLED USE OF HAZARDOUS MATERIALS

      The Company is subject to federal, state and local laws and regulations governing the use, generation, manufacture, storage, discharge, handling and disposal of certain materials and wastes used in its operations, some of which are classified as "hazardous." There can be no assurance that the Company will not be required to incur significant costs to comply with environmental laws and regulations as its research activities are increased or that the operations, business and future profitability of the Company will not be adversely affected by current or future environmental laws and regulations. Although the Company believes that its safety procedures for handling and disposing materials comply with such laws and regulations, the risk of accidental contamination or injury from these materials cannot be eliminated. In the event of such an accident, the Company could be held liable for any damages that result and any such liability could exceed the resources of the Company.

SIGNIFICANT CONTROL BY EXISTING STOCKHOLDERS

      Officers and directors of the Company, together with entities affiliated with them, beneficially own approximately 37% of the Common Stock of the Company. These stockholders currently are able to exercise significant influence over the election of members of the Company's Board of Directors and therefore to influence all corporate actions.

EFFECT OF CERTAIN ANTI-TAKEOVER PROVISIONS

      The Company's Board of Directors has the authority to issue up to 5,000,000 shares of undesignated Preferred Stock and to determine the rights, preferences, privileges and restrictions of such shares without further vote or action by the Company's stockholders. The rights of the holders of Common Stock will be subject to, and may be adversely effected by, the rights of the holders of any Preferred Stock that may be issued in the future. The issuance of Preferred Stock could have the effect of making it more difficult for third parties to acquire a majority of the outstanding voting stock of the Company. In addition, certain provisions of the Company's charter documents, including a provision eliminating the ability of stockholders to take actions by written consent, and of Delaware law could delay or make difficult a merger, tender offer or proxy contest involving the Company. Further, the

Company's stock option and purchase plans generally provide for the assumption of such plans or substitution of an equivalent option of a successor corporation or, alternatively, at the discretion of the Board of Directors, exercise of some or all of the option stock, including non-vested shares, or acceleration of vesting of shares issued pursuant to stock grants, upon a change of control or similar event.

POSSIBLE VOLATILITY OF STOCK PRICE; LACK OF DIVIDENDS

      Prior to February 1996 there was no public market for the Common Stock of the Company. There can be no assurance that an active trading market will continue to be sustained or that the market price of the Common Stock will not decline below the its present market price. The market prices for securities of biotechnology companies have been highly volatile. Announcements regarding the results of regulatory approval filings, clinical studies or other testing, technological innovations or new commercial products by the Company or its competitors, government regulations, developments concerning proprietary rights or public concern as to safety of technology have historically had, and are expected to continue to have, a significant impact on the market prices of the stocks of biotechnology companies. The trading price of the Common Stock could also be subject to significant fluctuations in response to variations in operating results. In addition, the Company has never paid cash dividends on its capital stock and does not anticipate paying cash dividends in the foreseeable future, but instead intends to retain future earnings for reinvestment in its business. The Company's credit agreement requires the approval of the Company's bank to declare or pay cash dividends.

                               USE OF PROCEEDS


        The Company will not receive any proceeds from the sale of common stock by the Selling Stockholders in the offering. If the Warrant is exercised, the Company would receive proceeds of up to $2,062,500 from the issuance of shares of Common Stock to Kepler and the Company expects to use any such proceeds for the Company's product development programs, working capital and/or general corporate purposes.


                  INDEMNIFICATION OF OFFICERS AND DIRECTORS

      Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation's Board of Directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the "Securities Act"). Article IX of the Company's Amended and Restated Certificate of Incorporation and Article VII, Section 6 of the Company's Bylaws provide for indemnification of its directors, officers, employees and other agents to the maximum extent permitted by law. In addition, the Company has entered into Indemnification Agreements with its officers and directors and maintains director and officer liability insurance.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referred to in Item 15 above or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.


          ISSUANCE OF COMMON STOCK AND WARRANT TO SELLING STOCKHOLDERS



      On December 4, 1996, Connective privately placed 972,224 shares of its Common Stock to certain of the Selling Stockholders for an aggregate purchase price of $5,999,983 ($6.1714 per share) pursuant to the terms of a Common Stock Purchase Agreement dated as of December 4, 1996 by and between Connective and such Selling Stockholders. On January 2, 1997, the Company issued a five-year warrant (the "Warrant") to purchase 250,000 shares of its Common Stock at an exercise price of $8.25 per share (subject to adjustment pursuant to the terms thereof) to Kepler Capital LLC ("Kepler") pursuant to the Equity Line Agreement. This Prospectus covers the 1,222,224 shares of Connective Common Stock issued in the Private Placement and issuable under the Warrant.


                             SELLING STOCKHOLDERS

      The following table sets forth certain information as of April 2, 1997 with respect to each Selling Stockholder. Except as otherwise indicated, the Company believes, based on information furnished by the Selling Stockholders, that no natural persons exercise sole or shared voting or dispositive powers over the Shares held by the Selling Stockholders.



                                                Shares Beneficially     Shares of Common      Shares Beneficially
                                                    Owned Prior             Stock                  Owned After
 Name Of Selling Stockholders                   to the Offering(1)      Offered Hereby(1)     the Offering(1)(2)
 ----------------------------                   ------------------      -----------------     ------------------
                                               Number        Percent                          Number      Percent
                                               ------        -------                          ------      -------
Integral Capital Partners III, L.P.(3)         261,820         2.9%        261,820              --           *
Integral Capital Partners International         62,255           *          62,255              --           *
III, L.P.(3)
New York Life Insurance Company                324,075         3.6%        324,075              --           *

                                                Shares Beneficially     Shares of Common      Shares Beneficially
                                                    Owned Prior             Stock                  Owned After
 Name Of Selling Stockholders                   to the Offering(1)      Offered Hereby(1)     the Offering(1)(2)
 ----------------------------                   ------------------      -----------------     ------------------
                                               Number        Percent                          Number      Percent
                                               ------        -------                          -------     -------
WPG Life Sciences Fund, L.P.                   121,528         1.3%        121,528              --           *
WPG Institutional Life Sciences Fund,           40,509           *          40,509              --           *
L.P.
GIMV(4)                                        366,432         4.0%        162,037            204,395       2.2%
Kepler Capital LLC(5)                          250,000         2.8%        250,000              --           *
TOTAL                                        1,222,224        13.5%      1,222,224            204,395       2.2%

------------------------------
*     Less than 1%


(1) Information with respect to beneficial ownership is based upon information obtained from the Company's transfer agent and the Selling Stockholders.

(2) Assumes sale of all Shares offered hereby and no other purchases or sales of Connective Common Stock. See "Plan of Distribution."


(3) Roger B. McNamee, John A. Powell and Pamela K. Hagenah are the general partners of Integral Capital Management III, L.P., which is the general partner of Integral Capital Partners III, L.P. and Integral Capital Partners International III, L.P. As general partners, they share voting and dispositive powers over the Shares held by such entities.


(4)      GIMV is the Investment Company for Flanders Ltd., Belgium.



(5) These shares are issuable upon exercise of the Warrant. Kepler has not had a material relationship with the Company within the last three years other than as a result of entering into the Equity Line Agreement and related agreements. As of the date of this Prospectus, Kepler owns no shares of the Company's Common Stock and is offering for resale all of the Shares it may acquire upon exercise of the Warrant.


                             PLAN OF DISTRIBUTION

      The Selling Stockholders may sell the Shares in whole or in part, from time to time on the over-the-counter market at prices and on terms prevailing at the time of any such sale. Any such sale may be made in broker's transactions through broker-dealers acting as agents, in transactions directly with market makers or in privately negotiated transactions where no broker or other third party (other than the purchaser) is involved. The Selling Stockholders will pay selling commissions or brokerage fees, if any, with respect to the sale of the Shares in amounts customary for the type of transaction effected. The Selling Stockholders will also pay all applicable transfer taxes and all fees and disbursements of counsel for the Selling Stockholders incurred in connection with the sale of shares.

      The Selling Stockholders has advised the Company that during such time as the Selling Stockholders may be engaged in the attempt to sell Shares registered hereunder, it will:

      (i) not engage in any stabilization activity in connection with any of the Company's securities;

      (ii) cause to be furnished to each person to whom Shares included herein may be offered, and to each broker-dealer, if any, through whom Shares are offered, such copies of this Prospectus, as supplemented or amended, as may be required by such person; and

      (iii) not bid for or purchase any of the Company's securities or any rights to acquire the Company's securities, or attempt to induce any person to purchase any of the Company's securities or rights to acquire the Company's securities other than as permitted under the Exchange Act.

      The Selling Stockholders, and any other persons who participate in the sale of the Shares, may be deemed to be "Underwriters" as defined in the Securities Act. Any commissions paid or any discounts or concessions allowed to any such persons, and any profits received on resale of the Shares, may be deemed to be underwriting discounts and commissions under the Securities Act.


      With regard to the Shares issued in the Private Placement, the Company has agreed to maintain the effectiveness of this Registration Statement until December 4, 1999. With regard to the Shares issuable upon exercise of the Warrant, the Company has agreed to maintain the effectiveness of this Registration Statement until all such Shares have been disposed of or until such Shares may be sold under Rule 144 under the Securities Act. No sales may be made pursuant to this Prospectus after such dates unless the

Company amends or supplements this Prospectus to indicate that it has agreed to extend such period of effectiveness.

      The Company has agreed to indemnify the Selling Stockholders against certain liabilities, including liabilities under the Securities Act.

                                LEGAL MATTERS

      Certain legal matters with respect to the legality of the issuance of the Common Stock offered hereby will be passed upon for the Company by Venture Law Group, A Professional Corporation, 2800 Sand Hill Road, Menlo Park, California 94025. Joshua L. Green, a director of Venture Law Group, is Secretary of the Company.

                                   EXPERTS


      The financial statements of Connective Therapeutics, Inc. as of December 31, 1996 and 1995, and for the years ended December 31, 1996, 1995 and 1994 appearing in the Company's Annual Report on Form 10-K, as amended (No. 0-27406) have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein, and are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.


                            ADDITIONAL INFORMATION

      This Prospectus constitutes a part of a Registration Statement on Form S-3 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") filed by the Company with the Securities and Exchange Commission (the "Commission") under the Securities Act. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the shares of Common Stock offered hereby, reference is hereby made to the Registration Statement. Statements contained herein concerning the provisions of any document are not necessarily complete, and each such statement is qualified in its entirety by reference to the copy of such document filed with the Commission.

                                   PART II
                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.   OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

      The following table sets forth the costs and expenses payable by the Registrant in connection with the sale and distribution of the Common Stock being registered. Selling commissions and brokerage fees and any applicable transfer taxes and fees and disbursements of counsel for the Selling Stockholders are payable by the Selling Stockholders. All amounts are estimates except the registration fee.

                                                            Amount
                                                          To be Paid
                                                          ----------
Registration Fee .......................................     2,511
Legal Fees and Expenses ................................    15,000
Accounting Fees and Expenses ...........................     8,000
Miscellaneous ..........................................     2,489
                                                           -------

    Total ..............................................   $28,000



ITEM 15.   INDEMNIFICATION OF DIRECTORS AND OFFICERS

      Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation's Board of Directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933. Article IX of the Registrant's Amended and Restated Certificate of Incorporation and Article VII,
Section 6 of the Registrant's Bylaws provide for indemnification of its directors, officers, employees and other agents to the maximum extent permitted by law. In addition, the Registrant has entered into Indemnification Agreements with its officers and directors and maintains director and officer liability insurance.

     Exhibit
      Number        Description of Exhibit
      ------        ----------------------

     10.1(1) Common Stock Purchase Agreement dated December 4, 1996 by and among the Registrant and certain investors

     10.2(1) Registration Rights Agreement dated December 4, 1996 by and among the Registrant and certain investors

     10.3(2)      Structured Equity Line Flexible Financing Agreement between
                  Kepler Capital LLC and the Company dated January 2, 1997

     10.4(2)      Registration Rights Agreement dated January 2, 1997 between
                  Kepler and the Company

     5.1(3)       Opinion of Venture Law Group, A Professional Corporation

     23.1         Consent of Ernst & Young LLP, Independent Auditors (see page
                  II-6)

     23.2         Consent of Counsel (included in Exhibit 5.1)

     24.1         Power of Attorney (see page II-5 of originally-filed
                  Registration Statement)



---------------------

(1) Incorporated by reference to the identically numbered exhibit filed with the Registrant's Current Report on Form 8-K (File No. 0-27406), filed with the Commission on December 19, 1996.


(2) Incorporated by reference from an exhibit filed with the Registrant's Annual Report on Form 10-K (File No. 0-27406) for the fiscal year ended December 31, 1996.


(3)   Previously filed.


ITEM 17.   UNDERTAKINGS

      The undersigned Registrant hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

      (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referred to in Item 15 above or otherwise, the Registrant has been advised that in the opinion of the

Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted against the Registrant by such director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                  SIGNATURES


      Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Palo Alto, State of California, on the 25th day of April 1997.



                                    CONNECTIVE THERAPEUTICS, INC.



                                    By:   /s/ CYNTHIA M. BUTITTA
                                        -------------------------------------
                                        Cynthia M. Butitta
                                        Vice President of Finance and
                                        Administration
                                        and Chief Financial Officer

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:


           Signature            Title                           Date
           ---------            -----                           ----
     /s/ THOMAS G. WIGGANS*     President, Chief Executive      April 25, 1997
    -------------------------   Officer and Director
       Thomas G. Wiggans        (Principal Executive
                                Officer)


     /s/ CYNTHIA M. BUTITTA*    Vice President of Finance       April 25, 1997
    -------------------------   and Administration and Chief
        Cynthia M. Butitta      Financial Officer (Principal
                                Financial and Accounting
                                Officer)

         /s/ G. KIRK RAAB*      Chairman of the Board of        April 25, 1997
    -------------------------
         G. Kirk Raab           Directors

      /s/ EDWARD P. AMENTO*     Director                        April 25, 1997
    -------------------------
       Edward P. Amento

     /s/ ALEXANDER E. BARKAS*   Director                        April 25, 1997
    -------------------------
      Alexander E. Barkas

                                Director                              --, 1997
    -------------------------
        Eugene A. Bauer

                                Director                              --, 1997
    -------------------------
        Robert E. Curry

                                Director                              --, 1997
    -------------------------
        Brian H. Dovey

       /s/ THOMAS D. KILEY*     Director                        April 25, 1997
    -------------------------
        Thomas D. Kiley

     /s/ KENNETH B. PLUMLEE*    Director                        April 25, 1997
    -------------------------
      Kenneth B. Plumlee

  /s/ JOSEPH J. RUVANE, JR.*    Director                        April 25, 1997
    -------------------------
     Joseph J. Ruvane, Jr.

       /s/ PETRI T. VAINIO*     Director                        April 25, 1997
    -------------------------
        Petri T. Vainio

*By:  /s/ CYNTHIA M. BUTITTA
    -------------------------
    Attorney-in-fact

                                  EXHIBIT 23.1



              CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


      We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) of Connective Therapeutics, Inc. for the registration of 1,222,224 shares of its common stock, and to the incorporation by reference therein of our report dated January 13, 1997, with respect to the financial statements of Connective Therapeutics, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 1996 filed with the Securities and Exchange Commission.





Palo Alto, California                                       ERNST & YOUNG LLP

April 25, 1997

                         CONNECTIVE THERAPEUTICS, INC.

                               INDEX TO EXHIBITS

           Exhibit
            Number    Description of Exhibit
            ------    ----------------------
           10.1(1)    Common Stock Purchase Agreement dated December 4, 1996
                      by and among the Registrant and certain investors
           10.2(1)    Registration Rights Agreement dated December 4, 1996 by
                      and among the Registrant and certain investors
           10.3(2)    Structured Equity Line Flexible Financing Agreement between
                      Kepler Capital LLC and the Company dated January 2, 1997\
           10.4(2)    Registration Rights Agreement dated January 2, 1997 between
                      Kepler and the Company
            5.1(3)    Opinion of Venture Law Group, A Professional Corporation
           23.1       Consent of Ernst & Young LLP, Independent Auditors (see
                      page II-6)
           23.2       Consent of Counsel (included in Exhibit 5.1)
           24.1       Power of Attorney (see page II-5 of originally filed
                      Registration Statement)

---------------------


(1) Incorporated by reference to the identically numbered exhibit filed with the Registrant's Current Report on Form 8-K (File No. 0-27406), filed with the Commission on December 19, 1996.


(2) Incorporated by reference from an exhibit filed with the Registrant's Annual Report on Form 10-K (File No. 0-27406) for the fiscal year ended December 31, 1996.


(3)   Previously filed.